EXHIBIT 10.3

EXECUTION COPY

CONSENT AND WAIVER NO. 4

TO CREDIT AGREEMENT

This CONSENT AND WAIVER NO. 4 TO CREDIT AGREEMENT (this “Consent and Waiver”), dated as of May 31, 2005, is made among Sabine Pass LNG, L.P., a Delaware limited partnership (the “Borrower”), Société Générale, in its capacity as administrative agent for the Lenders (the “Agent”) and HSBC Bank USA, National Association, in its capacity as collateral agent for the Lenders (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Agent and the Collateral Agent are party to a Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), pursuant to which the lenders from time to time party thereto (the “Lenders”) have agreed to make loans to the Borrower in an aggregate principal amount of $822,000,000;

WHEREAS, the Borrower has been unable to procure the levels of insurance required pursuant to the EPC Contract and Credit Agreement on commercially reasonable terms;

WHEREAS, pursuant to, and as more fully described in, the waiver request letter dated as of May 18, 2005 (the “Waiver Request Letter”) attached hereto as Exhibit A, the Borrower has requested that the Lenders (a) consent to a modification to the EPC Contract and a waiver of certain provisions of the Credit Agreement to modify the required insurance coverages, and (b) consent to a Change Order to increase the contract price of the EPC contract by an amount not to exceed $6,900,000 to cover the increased costs of the contemplated insurance;

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. Capitalized terms (including those used in the preamble and the recitals above) not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the principles of interpretation set forth therein shall apply herein.

Section 2. Consent. The Agent, acting with the consent of the Majority Lenders, hereby consents to the Borrower (a) entering into a modification of Attachment O to the EPC Contract solely to the extent necessary to effect the changes to Attachment O requested in the Waiver Request Letter, and (b) entering into a Change Order to increase the contract price of the EPC Contract by an amount not to exceed $6,900,000 to cover the increased costs of the contemplated insurance coverages above the current insurance allowance.

Section 3. Waiver. The Agent, acting with the consent of the Majority Lenders, hereby waives compliance with (a) Schedule 8.05(C)(6) of the Credit Agreement solely to the extent necessary to permit the Borrower to obtain pollution liability insurance with a term of no less than 41 months and (b) Schedule 8.05(F)(4)(a) of the Credit Agreement solely to the extent necessary to permit the Borrower to obtain delayed startup and strikes, riots and civil commotion coverages with term aggregate limits, in each case as set forth in the Waiver Request Letter.

Section 4. Effectiveness. This Consent and Waiver shall become effective upon receipt by the Agent of the counterparts of this Consent and Waiver duly executed and delivered by the Borrower and receipt of approval of the Majority Lenders.

Section 5. Miscellaneous.

(a) Limited Waiver.

(i) Except as expressly consented to or waived hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Financing Documents shall remain unchanged and unwaived and shall continue to be and shall remain in full force and effect in accordance with their respective terms.

(ii) The consents and waivers set forth herein shall be limited precisely as provided for herein to the provisions expressly consented to or waived herein and shall not be deemed to be a waiver of any right, power or remedy of any Lender, the Agent or the Collateral Agent under, or a waiver of, consent to, or modification of, any other term or provision of the Credit Agreement, any other Financing Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower which would require the consent of the Lenders under the Credit Agreement or any of the other Financing Documents.

(iii) Except as provided in Sections 2 and 3 hereof, nothing contained in this Consent and Waiver shall abrogate, prejudice, diminish or otherwise affect any powers, rights, remedies or obligations of any Person arising before the date of this Consent and Waiver.

(b) Financing Document. This Consent and Waiver shall be deemed to be a Financing Document referred to in the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c) Counterparts; Integration; Effectiveness. This Consent and Waiver may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any parties hereto may execute this Consent and Waiver by signing any such counterpart.

(d) Costs and Expenses. The Borrower agrees to pay and reimburse the Agent for all its reasonable costs and out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Lenders) incurred in connection with the preparation and delivery of this Consent and Waiver and such other related documents.

(e) Governing Law. THIS CONSENT AND WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Waiver to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG, L.P., as Borrower

By:	Sabine Pass LNG—GP, Inc., its General Partner

By:	/s/ Graham McArthur
Name: Graham McArthur Title: Treasurer

Address for Notices:

717 Texas Avenue, Suite 3100 Houston, TX 77002 Attn: Treasurer

SOCIÉTÉ GÉNÉRALE, as Agent

By:	/s/ Deepa Dadiani
Name: Deepa Dadiani Title: Vice President

Address for Notices:

1221 Avenue of the Americas New York, NY 10020 Attn: Robert Preminger

Appendix A

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Deirdra N. Ross
Name: Deirdra N. Ross Title: Assistant Vice President

Address for Notices:

HSBC Bank USA, National Association 452 Fifth Avenue New York, NY 10018 Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP One Liberty Place 1650 Market Street, Suite 4900 Philadelphia, PA 19103 Attn: Peter Tucci, Esq.

Exhibit A

to Consent and Waiver

Waiver Request Letter

(see attached)

May 18, 2005

Societe Generale

1221 Avenue of the Americas

New York, NY 10020

Attn: Robert Preminger

Re:	Sabine Pass LNG, L.P. (“Sabine”)

Credit Agreement Dated February 25, 2005

Gentlemen:

Sabine and Bechtel Corporation have been negotiating with various insurance markets to place the insurance coverages required by both the Credit Agreement and the EPC Contract. The EPC Contract includes an insurance allowance of $5,600,000 to cover the cost of the insurance. We have not been able to place all of the required coverages due to the commercial unfeasibility of some of the insurance.

Consequently, both Attachment O to the EPC Contract and Schedule 8.05 of the Credit Agreement require modifications to reflect the insurance coverages that we are seeking Lender approval to put in place.

Therefore, pursuant to Section 8.20(a)(i) of the above referenced Agreement, Sabine is hereby requesting the consent of the Majority Lenders to make the following modifications:

(1)	Attachment O to the EPC Contract

Section 1A, 9(b) – Contractor’s Insurance – Builder’s Risk Insurance – Additional Coverages

Attachment O requires that the builder’s risk policy shall insure the cost of preventative measures to reduce or prevent a loss (sue & labor) in an amount not less than $10 million.

Sabine requests this limit be reduced to $5 million. Sabine is of the opinion that a $5 million limit is reasonable for a project of this nature. It should be noted that the lenders have already consented to a $5 million sublimit in Schedule 8.05 to the Credit Agreement.

Section 1A, 9(e) – Contractor’s Insurance – Builder’s Risk Insurance – Sum Insured

Attachment O requires full limits for (i) flood and windstorm, and (ii) strikes riots and civil commotion. The current builder’s risk program negotiated by Bechtel has $100 million sub-

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limits for both coverages under Section 1 (property damage) but no sub-limits of the Delayed Start-up Insurance (DSU).

Sabine requests that the following changes be made:

1.	Wind and flood coverage be modified to $400 million. It is our intent to purchase an excess wind and flood policy which would provide an additional $300 million of aggregate limits in excess of the current $100 million limits provided for in the builder’s risk program. It also should be noted the base builder’s risk policy allows for one reinstatement of the $100 million limit at a fixed price.

Sabine is comfortable with this reduction in limit given that the Komposit Risk Engineering Review derived a total probable maximum loss, including both physical and consequential losses, of $173 million. It should be noted that Bechtel still retains the risk of loss for this exposure.

2.	Strikes, riots and civil commotion coverage be modified to $100 million. Bechtel met with a lot of resistance from the insurance markets when they attempted to get full limits for this exposure. Sabine is comfortable with this reduction in limit given the actual exposures that the facility is exposed to. The facility has received very positive local support from all levels of Louisiana government from the Cameron parish police jury up to the governor of the state. Komposit evaluated this risk as moderate. They point out that there is a high concentration of oil refineries and petrochemical plants in the area, and therefore do not anticipate significant local opposition to the project. Neither Sabine nor Bechtel anticipates any significant labor issues arising during the construction of the facility. It should be noted that Sabine retains the risk of loss for this exposure.

Section 1A, 9(f) – Contractor’s Insurance – Builder’s Risk Insurance – Deductible

Wind and Flood

Pursuant to Attachment O, flood and windstorm is subject to a deductible of 2% of values at risk, subject to a minimum deductible of $1 million and a maximum deductible of $2 million. The current builder’s risk policy has a deductible of 2% of values at risk, subject to a minimum deductible of $1 million but subject to a maximum deductible of $5 million. Given the current deductible is 2% of the values at risk, to a maximum of $5 million, there is no exposure this year given the values at the site will not exceed $100 million until next year.

Sabine requests that the maximum deductible permitted be changed to $5 million. It should be noted that the lenders have already consented to a $10 million maximum deductible in Schedule 8.05 to the Credit Agreement. It should further be noted that Sabine bears the risk of loss between $2 million and $5 million.

Wet works

Attachment O requires a wet works deductible of no more than $500,000. The current form of the builder’s risk policy has a $1 million deductible for wet works. Sabine requests that this deductible be increased to $1 million. It should be noted that the lenders have consented to a $1,000,000 deductible in Schedule 8.05 of the Credit Agreement. The only wet work that is going to be performed is the construction of the jetties. The subcontractor who is going to be working on the jetties is assuming some of the risk of loss. Sabine is of the opinion that a deductible of $1 million is reasonable for a project of this magnitude.

Section 1A, 10 – Contractor’s Insurance – Builder’s Risk Delayed Startup Insurance

Attachment O requires a deductible of not greater than 60 days. The current form of the builder’s risk policy contains a 60 day deductible for most losses, but a 90 day deductible for wind and flood. The insurance carriers will not agree to lower this deductible to 60 days. However, for an additional premium of approximately $250,000 they are willing to lower the wind and flood DSU deductible to 75 days. Sabine requests that the required DSU deductible for wind and flood be increased to 75 days as a 60 day deductible is not currently reasonably and commercially feasible in the marketplace.

Additionally, Attachment O stipulates that the DSU insurance cover losses sustained when access to the site is prevented due to an insured peril at premises in the vicinity of the site or losses sustained due to the accidental interruption or failure, caused by an insured peril, of supplies of electricity, gas, sewers, water or telecommunication up to the terminal point of the utility supplier with the site, in both cases for a period of not less than 60 days. The current form of the builder’s risk insurance contains 30 days coverage.

These coverages do not begin until after the deductible period of 60 days. Sabine is of the opinion that 90 days (60 day deductible plus 30 days of insurance coverage) is an adequate period to restore access to the site, or utility supplies. Sabine requests that the required coverage periods be lowered to 30 days.

Section 1B – Time for Procuring and Maintaining Insurance

The builder’s risk insurance is currently required to be in place no later than June 3, 2005. Sabine requests that the placement of the contemplated $300 million aggregate limit for wind and flood in excess of the $100 million coverage provided for in the main builders risk policy be extended to no later than May 15, 2006.

Sabine feels that this request is reasonable given the fact that during the 2005 hurricane season, only soil preparation work is being performed. Therefore, the $100 million limit already in place is adequate.

Section 6 – Miscellaneous Policy Provisions

Attachment O prohibits any annual or term aggregate limits of liability except for the perils of flood, earth movement and windstorm. Sabine requests that the delayed startup and the Strikes,

riots and civil commotion coverages be permitted to have a term aggregate limit to enable them to be procured in a commercially feasible manner.

Additional Coverages Required by the Lenders

Schedule 8.05 of the Credit Agreement, requires Marine General Liability Insurance and Pollution Liability Insurance. Bechtel Corporation is placing this insurance on behalf of Sabine. Consequently, these coverages need to be added to Attachment O.

(2)	Increase the contract price of the EPC Contract

Sabine is hereby requesting the consent of the Majority Lenders to enter into a change order to increase the contract price of the EPC Contract by an amount not to exceed $6,900,000 to cover the increased costs of the contemplated insurance coverages above the current insurance allowance of $5,600,000. This increase in cost will be covered by unallocated contingencies already included in the approved Construction Budget and Schedule.

In addition to the above requested modifications to Attachment O, Sabine also requests the following modifications to Schedule 8.05 of the Credit Agreement:

Section C(6) – Pollution Liability Insurance

Schedule 8.05 requires a 5 year policy. Sabine requests that this requirement be changed to a 48 month term, to be more in line with the other insurance coverages being put into place pursuant to Attachment O.

Section F(4)(a) – Miscellaneous Policy Provisions

Schedule 8.05 does not permit any annual or term limits of liability except for the perils of flood, windstorm, earth movement and terrorism. Sabine requests that the delayed startup and strikes, riots and civil commotion coverages be permitted to have term aggregate limits to enable the coverages to be procured in a commercially feasible manner. This request is also necessary due to the contemplated change in Attachment O requesting the same modification.

Sincerely, SABINE PASS LNG, L.P.

By:
Graham A. McArthur Its: Treasurer